EXHIBIT 3.1

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

Aspen Group, Inc. (the ‘‘Company’’), a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Company, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Company be amended by changing the Fourth Article thereof so that, as amended, said Article shall be and read as follows:

The total number of shares of stock of all classes and series the Company shall have authority to issue is 260,000,000 shares consisting of (i) 250,000,000 shares of common stock, par value of $0.001 per share and (ii) 10,000,000 shares of preferred stock, par value $0.001 with such rights, preferences and limitations as may be set from time to time by resolution of the board of directors and the filing of a certificate of designation as required by the Delaware General Corporation Law.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute and by the Certificate of Incorporation were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned has caused this certificate to be executed as of this 30th day of September, 2014.

ASPEN GROUP, INC.

By:	/s/ Michael Mathews
Name:	Michael Mathews
Title:	Chief Executive Officer and Director